Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Alison Ziegler, Darrow Associates (201) 220-2678

aziegler@darrowir.com www.usecology.com

US ECOLOGY ANNOUNCES APPOINTMENT OF MELANIE STEINER
TO ITS BOARD OF DIRECTORS

Boise, Idaho, July 22, 2019 -- US Ecology, Inc. (“US Ecology” or the “Company”) [Nasdaq-GS: ECOL] today announced that Melanie Steiner was appointed to the Company’s Board of Directors (the “Board”), increasing the number of directors to nine, eight of whom are independent. Steiner was also appointed to the Board’s Audit and Risk Committee.

Jeffrey R. Feeler, Chairman and Chief Executive Officer, commented, “We are pleased to have Melanie join our Board. Her extensive background in strategy, risk management, and deal integration, combined with her global leadership experience, will be a welcomed addition to our Board, complementing the talent of our existing Board members. We welcome Melanie's immediate contributions to position US Ecology to be the premier provider of comprehensive environmental services."

Steiner brings more than 25 years of experience in risk management and business strategy. Since 2012, she has served as the Chief Risk Officer at PVH Corp. [NYSE: PVH], a global Fortune 500 retail and apparel company, with ownership of multiple lifestyle brands including Calvin Klein and Tommy Hilfiger. In her senior executive role, Steiner is responsible for managing a diverse set of global operational and risk functions including internal audit, cybersecurity, corporate responsibility, insurance, and crisis management. She is also heavily involved in key strategic and growth initiatives for the organization including digital transformation, supply chain innovation, and M&A where she has direct experience with complex acquisition integrations and achievement of deal synergies. Steiner is also well known globally as an expert in Environmental, Social, Governance (ESG), with earlier roles that include international environmental law and policy at the United Nations level, as well as Big 4 advisory services. She holds an LLM Master of Laws from the University of London in the U.K. and an LLB (J.D.) Bachelor of Laws from Osgoode Hall Law School, York University, Toronto.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal, and recycling of hazardous, non-hazardous, and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology, Inc.’s focus on safety, environmental compliance, and best–in-class customer service enables it to effectively meet the needs of its customers and to build long-lasting relationships. The Company has been protecting the environment for more than 65 years and has operations in the United States, Canada, and Mexico. For more information visit www.usecology.com.